UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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HOSPITALITY PROPERTIES TRUST
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400 Centre Street, Newton, MA 02458-2076	Tel: (617) 964-8389 Fax: (617) 969-5730

May 1, 2009

To HPT Shareholders:

VOTE AGAINST PROPOSAL #3

On April 23, 2009, CalPERS, a public employee pension plan, distributed information about HPT’s historical performance we believe is materially misleading.  CalPERS compared HPT’s stock market performance with companies in the Russell 1000 Index.  As CalPERS knows, HPT’s investments are concentrated in hospitality real estate; and investments in hospitality stocks are among the most likely to follow the business cycle.  A proper basis to evaluate HPT’s performance is to compare it with the performance of all other real estate investment trusts with concentrated investments in the hospitality industry (as compiled by SNL Financial — a leading independent real estate research firm), as follows:

	Companies listed	HPT Rank by total return
Periods ending	As hotel REITs	to shareholders (#1 equals
March 31, 2009	by SNL Financial*	highest total return)

5 years	8 hotel REITs	#1

3 years	11 hotel REITs	#1

1 year	11 hotel REITs	#1

We do not know with certainty what has motivated CalPERS, but we are concerned that a vote to support their proposal will empower so called “activists” to take advantage of temporary market conditions to destroy a company with a proven record of performance.

VOTE AGAINST PROPOSAL #3

CalPERS’s Proposal #3 seeks to declassify HPT’s Board.  However, CalPERS failed to disclose that its own elected trustees serve staggered terms expiring in different years.  No one, including the HPT Board and management, is pleased with the recent stock market performance of our shares, but now is not the time to change the management structure which has produced consistently superior returns for shareholders.

VOTE AGAINST PROPOSAL #3

Sincerely,
For more information contact
HPT’S proxy solicitor
INNISFREE (877) 825-8971
John G. Murray
President

*/   SNL classified hotel REITs include:  Ashford Hospitality Trust, Diamond Rock Hospitality; Felcor Lodging Trust; Hersha Hospitality Trust; HPT; Host Hotels & Resorts; LaSalle Hotel Properties; MHI Hospitality; Supertel Hospitality; Sunstone Hotel Investors; and Strategic Hotels & Resorts.